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Conference Call Transcript – Intraware, Inc. Strategic Announcement

Event Date/Time: October 20, 2008 / 4:00 PM CT

Moderator: Wendy A. Nieto, Intraware, Inc. – Chief Financial Officer

Other Corporate Participant: Peter H. Jackson, Intraware, Inc. – Chief Executive Officer and President

PRESENTATION

Operator: Thank you, and welcome to today’s Intraware conference call to discuss the acquisition by Acresso Software.

During the presentation, all participants are in a listen-only mode. Afterwards, listeners will be invited to participate in a question and answer session. At that time if you have a question, you’ll need to press star one on your telephone keypad.

As a reminder, this call is being recorded. A replay of the call is accessible by dialing 1-888-203-1112 and entering confirmation code 4188309. International callers should dial 719-457-0820. An archive of this call will also be available on the Intraware Web site at www.intraware.com.

At this time I’d like to turn the conference over to Wendy Nieto, Chief Financial Officer of Intraware. Please go ahead.

Wendy Nieto: Thank you, Operator. Good afternoon and thank you for attending this conference call to discuss our plans to be acquired by Acresso Software, a portfolio company of private equity investor, Thoma Bravo.

With me today is Peter Jackson, Chairman, Chief Executive Officer and President of Intraware. The format of the call will be as follows. Peter will discuss terms and rationales for the transaction, after which we will open the call for questions.

Before continuing, I’d like to remind you that during this call we will be making some forward-looking statements pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on our current expectations and beliefs and are subject to a number of factors and uncertainties that could cause our actual results to differ materially from those described in these forward-looking statements.

These include, without limitation, statements regarding our expectations of including statements regarding or relating to the proposed acquisition of Intraware by Acresso, the terms related to the acquisition and the expected closing of the transaction. Actual results may differ materially from those expectations due to changes in political, economic, business, competitive, market and regulatory factors.

In particular, factors that could cause actual results to differ include risks related to satisfaction of the closing conditions contained in the merger agreement, including Intraware’s stockholder approval of the transaction and such other risks as are more fully described in the periodic reports filed by Intraware with the Securities and Exchange Commission. Those documents and reports can be viewed on the investor’s page of our Web site.

We undertake no obligation to update or revise any of our forward-looking statements, whether as the result of new information, future events or otherwise.

I’d now like to turn the call over to Peter.

Peter Jackson: Thank you, Wendy. Today, I am pleased to announce that Intraware has entered into a definitive agreement by which we will be acquired by Acresso Software, a portfolio company of private equity investor, Thoma Bravo. I wanted to take this opportunity on this call to provide you with the details regarding this transaction and what it means for our company and our investors.

Today’s announcement is a positive step for Intraware and its stockholders. Our board of directors and management team believe that combining forces with Acresso and Thoma Bravo presents an attractive opportunity for all stakeholders involved. The resulting company will have an even more significant presence in strategic data management. We’ll discuss this in more detail in a moment.

First, let me go over the terms of the deal. The transaction is valued at approximately $27 million or $4 per share of common stock for Intraware stockholders. This represents a premium of approximately 29 percent over the closing price of Intraware’s common stock on Friday, October 17, 2008.

Upon close of the transaction, Intraware will merge with current Thoma Bravo portfolio company, Acresso Software, a Schaumburg, Illinois-based solutions provider. Their business is similar to Intraware’s in that they simplify the business relationship between software and hardware producers and their enterprising government customers. The transaction is expected to close in December of 2008 or January of 2009 subject to customary conditions, including approval of Intraware shareholders. The completion of the transaction is not subject to any financial contingencies.

Upon closing, Intraware will no longer be publicly traded, and the new company will be privately held by Acresso, an affiliate of Thoma Bravo. Please keep in mind that in connection with the transaction Intraware will file a proxy statement with the SEC. That, when it becomes available, will contain important information about the company and the proposed transaction that the investors will be able to read.

Now, I would like to explain why we are so excited about the combination. Acresso Software is a former software business unit of Macrovision. The company’s proven solution, including FLEXnet and install shield product lines have been simplifying the business relationship between software and hardware producers and their enterprising government customers for more than 20 years. As our investors know, our talented team here at Intraware has been focused on capitalizing on two major trends in software and technology. The first is the growth in software as a service.

This rapidly-growing trend has become a very attractive alternative to perpetual life in software solutions, particularly among small and medium businesses and enterprises with geographically diverse workforces. SaaS solutions have an added benefit that is also picking up momentum in the marketplace-that is the benefit of being a green alternative. Green initiatives at the government and corporate levels are increasing, and Intraware is at the forefront of that trend.

The cost of producing and delivering software is no longer limited to financial or operational considerations. Technology companies and their customers are becoming increasingly aware of the environmental burden associated with the production of technology products.

Intraware’s SubscribeNet is a Web-based – it provides compelling solutions that addresses both trends and unlocks significant value add on lower cost to our customers such as IBM Mentor Graphics, Progress software, EMC and sybase who in turn serve more than 2.7 million end users.

Acresso meanwhile has been focused on delivering end-to-end entitlement life cycle management across the compliance spectrum from license enforcement to usage monitoring. Acresso’s FLEXnet suite enables a wide variety of license models and a rapid package reconfiguration to match specific market needs, delivers insight into customer usage for targeted up sell opportunities and streamlines operations through the single view of producers and their customers across all licensing technologies in use.

The FLEXnet suite includes capabilities to address entitlement management, software licensing, compliance monitoring and delivery of software and updates. The addition of SaaS capabilities make it easier for software and hardware producers to get started with entitlement management by minimizing the use of I.T. resources and enabling rapid integration with existing and on-premise ERP applications such as SAP and Oracle.

The addition of Intraware into Acresso’s FLEXnet suite will enhance the electronic software distribution capabilities of Acresso and allow us to offer customers the complete range of entitlement and compliance management solutions with both on-premise and SaaS options. Also from a customer perspective, this combination strengthens our ability to pursue and even accelerate our technology development.

We know that Acresso is the right partner with which to move forward. Besides, we weren’t convinced – if we weren’t convinced, we wouldn’t have had to look far to get validation. Acresso is trusted by over 3,000 software and hardware producers to handle a vital part of their business.

This transaction underscores the strength of Intraware’s technology that we have developed and validates our vision of the digital rights management industry. Under the leadership of Thoma Bravo, our board of directors and management team are excited about the future opportunities of the combined companies.

I would now like to open up the call for questions. Operator?

Operator: Thank you very much. As a reminder to our listeners, there will be an audio as well as an Internet rebroadcast of today’s conference call. If you have a question, please signal by pressing star one on your telephone keypad at this time. Keep in mind if you have a speakerphone to release the mute function to allow your signal to reach our equipment. Once again, please press star one on your telephone keypad for questions.

We’ll take our first question from Julian Allen with Spitfire Capital.

Julian Allen: Hi, good afternoon. Could you share with us any of the material non-price terms of the transaction? For example, is the board currently allowed and pursing alternative bids for the company? What is the breakup fee arrangement with Acresso and the like?

Wendy Nieto: Sure. Hi, Julian. You know we have some provisions which we can share with you as well as there’ll be more information in the next 24 hours in an 8-K filing and then the actual filing of the agreement itself. But there is a customary fiduciary out provision, which allows the company under certain circumstances to provide information and to participate in discussions with third parties with respect to unsolicited alternatives. So, you know that does exist in the agreement and . . .

Julian Allen: (inaudible) company isn’t actively pursuing those alternatives; it just allows the board to respond to unsolicited bids that now come in as a result of this announcement?

Wendy Nieto: That’s correct. And also relative to the breakup fee, you know, which is customary, it does contain certain termination rights for both company and Acresso. And it provides that upon termination under certain specified circumstances Acresso would be required to pay the company a termination fee of three million.

Julian Allen: Could you share what the plans are with respect to zAthlete? Is Acresso taking that operation on? Is it being spun out? Is it being sold to management?

Peter Jackson: It is not being sold to management. They have not been clear in terms of what their direction is with z at this point. Their sole interest was in the SubscribeNet product line. From a historical perspective, you were asking about bidders in terms of Intraware. The process for us began in June when we were approached, at which point we hired bankers, and they evaluated. And it’ll end up, obviously, in the filing that Wendy spoke about.

We had discussions with, you know many of the potential parties that could have been interested in it at that point and ended up in a bidding situation in which we culminated in the decision that we made Friday that we announced today. So in that process there really was no active discussion about z. Z was a project of ours that we were working on with hopes of generating revenues, you know in the next year or so as we developed more membership and applications in that environment.

But that is not a focal point of their organization. And management simply doesn’t – new management for the most part is being hired, I think, with the exception of Wendy and myself. And there was – you know we’re not involved in that opportunity.

Julian Allen: Great, thank you. And last question – if you look at the results for the first half of this year, I believe that if you take the operating loss, which was $505,000, add back stock compensation and VNA, you get to EBITDA in the first half of $269,000. If you add back the $722,000 that was expensed through the P&L for zAthlete, you get to first half proforma EBITDA of about one million. And there’s obviously on top of that a public company expense that Intraware currently bears and that the acquirer won’t bear.

Perhaps that’s something like two million a year. So it looks as if in the first half the company generated about – on a proforma basis, about two million of EBITDA or four on a full year run-rate basis. And if those numbers are even directionally correct, that would imply that this transaction is taking place at a multiple of about 4.7 times EBITDA, which doesn’t seem particularly attractive. And perhaps as my last question I could ask you to comment on how you guys think through valuation and how you’re prepared to recommend this as in your shareholders’ best interests.

Peter Jackson: I think what you said is fairly accurate. And we actually did have an extensive discussion with bankers as these things came across. And what we are seeing is that the multiple EBITDA is actually becoming more of a trend line. I don’t know if it’ll continue, but we also once again evaluated the decision. Let’s just say the board evaluated the decision based on whether it was right to create a liquidation process for our shareholders and move the suite of technology, combine with a larger group with the offer at hand or whether we go with existing shareholders.

Wendy and I were actively trying to get on a road show, for instance, to try and find additional shareholders to increase stockholder value based on what we felt was a very good, like you pointed out, first half earnings report. We did see, you know sort of how the stock reacted after our earnings end. So we can only take the valuation of what the market bears for us in the current environment and the certain trends and also look at the opportunities.

As a board, they have to look at the opportunities for when acquirers show up. And do they show up when you’re fully valued at obviously a much better EBITDA ratio? Or do you evaluate because they were coming along because they want to make upside on their investments? And so, I think if you couple that with the environment that we’re in, it is a function of saying, hey, let’s stay independent. The world’s going to get better next year.

We’re not going to be in a tough, you know, climate. You know small cap funds are going to come back, and they’re going to invest in this. Certainly, you know I’ve been here 13 years. And Wendy’s been here almost that long as well. And I think both of us sort of believe in sort of the trend that you were talking about.

But you also have to look at there’s a number of shareholders out there whose focus on liquidation was important as well. So I feel equally responsible to my own personal goals, but also to the climate and conditions and had to make what I considered to be a choice that leaned in favor of giving people the ability to get liquidation in a tough environment.

Operator: We’ll take another question. This will come from Kelly Cardwell with Central Square Management.

Kelly Cardwell: Hi, how are you doing?

Peter Jackson: We’re fine. It’s been a very fun day.

Kelly Cardwell: A couple of questions. I guess the first one, sort of along the same lines as Julian. Could you guys provide the comparisons used in determining the appropriate value by the board and your bankers and in addition to that, what value they ascribed to the NOL’s?

Wendy Nieto: Right. You know we really can’t comment much today other than tell you that the board went through a very thorough and informed process. And, of course, with that they looked at various points of measurement, including premiums that have been paid for like transactions, revenue multiple as well as other factors. And those will be fully detailed in the proxy that we’ll be filing in the next couple weeks. But beyond that, I don’t think we can go into all the specifics that will actually be played out in that document.

Kelly Cardwell: OK. Maybe I can just run a few numbers by you. And I don’t know if you guys can kind of tell me where I’m off base. But if I just look at your cash, you’ve got net cash as $6.7 million. You’ve got NOL’s, which, you know $36.6 million gross, the way I present value it, I get $6.1 million. And, you know reasonable people could differ on that. But immediately you’ve got $12.8 million which you back out, which then means the remaining enterprise value for the business is $12.4 million, which is, you know .9 times current subscription revenues.

And when I try to look at other multiples of companies that have been sold, you know you look at a company like WatchGuard, for example, which was bought by Francisco Partners a couple years ago. They were burning cash. They had arguably deteriorating competitive position. And yet, they got a 3x maintenance revenue multiple, which, you know for you guys would be more like $8 a share. And granted, that was a couple of years ago, so some of that outcomes market’s different.

You can look at a company like Captaris, another small cap company bought by Open Text just a month ago. So I think that’s pretty fair. And, you know they were valued about 2.3 times maintenance revenues, which, again, for you guys would have played to about $6.50 a share. And again, I know that these aren’t set in stone, but there seems to be a big gap between the comparables that I look at and then the value that was actually put out there.

And then finally I guess on the business side of things you just put up results a couple weeks ago, as you mentioned, which I thought were pretty good. I think most people think you’re on the right track. And if you just, again, put on the optimistic hat, over the next three years, continue doing what you’re doing, grow 13 percent a year on the top line and continue to drop, you know .65 of every $1 to the bottom line, which is what you’ve been doing, you get a number (inaudible) .50 a share of net operating profit per share three years out. And presumably your stock won’t be at $4 if that happens.

So I guess I’m having a hard time, I guess, coming up with a valuation. I’d love to just get any more details that you could provide and how, you know you determine $4 is appropriate. So it seems like it’s more focused on liquidity as opposed to business value. And there are other ways of attacking liquidity.

Peter Jackson: Well, I think . . .

Kelly Cardwell: Go ahead.

Peter Jackson: You know I think that – you know I think all of the things that you say have merit. I don’t have a crystal ball. And I can’t tell you that, you know that I didn’t know that Business Objects was going to get bought by SAP. I didn’t know Hyperion was going to get bought by Oracle. And I didn’t know that those big contracts were going to go away.

Now, I’ve done a good job over the last couple of years of backfilling as I get those. And I hope that I hit those growth rates that you’re talking about going forward. Certainly, you know that’s what I wake up and do every day and have been doing for 13 years.

I also know that, you know we were involved in this negotiation. I have to represent you as a shareholder when they came forward in June. I had to hire lawyers. I had to hire bankers. I had to accumulate a lot of costs associated with it. So your net cash value and profitable number will vary in the short run based on those expenses associated with the fact that I have to react to those as my fiduciary responsibility as the CEO of this company. So I have costs that are coming in.

I also have an environment where competitive forces from Acresso as they continue to build out their SaaS model and SafeNet begins to build out their SaaS model that you’re having more and more solution sets that are going into my customers’ base saying we can replace Intraware and do this for you. And so, I have to look at it and say how long can I stand here and fight for my shareholders when they’re selling my stock down below $3 a share.

And if all the material that you’re discussing and saying to me is true and I’m out saying it when I’m on road shows repeatedly and talking to every small cap that’ll listen to me and they continue to either show no interest or sell the stock, I have a hard time believing that I’m going to get to that value of $3 to $5 or $6 because I’m not getting a consistent – people believing like you do, Kelly and also, you know the people at Prescott and some of the other ones. So I talk to my shareholders. I talk to you on a regular basis.

And I have obviously a subset of shareholders who are going through some difficult times as well. And their ability to hold onto their funds and their ability to get liquidity is challenged. And so, yes, it’s a difficult decision because I’m the one who’s been saying what you’ve been saying for years.

Have I been rewarded for that relative devaluation? I have not. And so, I do have people that are tired of my story. I’m glad to rehear it from you. But I have to at a certain point in time sort of honor both sides of the equation. And I’m only one voice on the board, but I concur with you that there is a lot of value in this.

I am sure that I’m going to get more competition in the field. And I know that that’s going to create a potential deterioration in a number or two. I do have large customers, but when they do get acquired, as many of them are, and when more sales companies, networking companies, hardware companies continue to get rolled up and the food chain of E.C.’s are no longer producing these types of companies, it makes the accessible customer base opportunity for me less and less over time.

And I’m dealing with bigger opportunities, you know like an AMC or an IBM. But if it falls into an SAP lap or an Oracle lap, it turns into a zero revenue base for me. That’s not their structure. That’s not the process by which they’re going.

And then I have consumer and small business-related software companies who are now projecting not so great next 12 to 24 months. I’m not going to name them because I don’t want to put them on the – you know out there. But probably one of my largest accounts is going to have one of the more difficult years going forward. And I suspect, even though my contracts are locked, that there’s going to be a lot of pressure on them to reduce.

So I take into account everything you say because I’ve been saying it. I have to take a look at what’s the best interest of all the shareholders. And my board did as well. And this was the decision they made.

Would I rather have it at $8 or $9 or prices that I paid even higher than that personally? Yes. But this was the decision that came down based on those things I just said.

Kelly Cardwell: OK, thank you.

Peter Jackson: You bet.

Wendy Nieto: Thank you.

Operator: We have no further questions at this time. I’d like to turn the conference back over to the company for any additional or closing remarks.

Peter Jackson: Thank you for attending today’s call. I look forward to talking to you if need be. And that will conclude our call today.

Operator: Thank you very much. Once again, we will have an audio and Internet rebroadcast of today’s conference call. The audio replay will be available for one year toward the end of business on October 20, 2009 and can be accessed by dialing 888-203-1112 or 719-457-0820 for international callers. Please enter confirmation code 4188309. The webcast can be accessed by logging onto www.intraware.com.

This concludes today’s conference call. Thank you for your participation.

Additional Information About the Transaction and Where to Find It

Intraware intends to file with the Securities and Exchange Commission preliminary and definitive proxy statements and other relevant materials in connection with the merger. The proxy statement will be mailed to the stockholders of Intraware. Before making any voting or investment decision with respect to the merger, investors and stockholders of Intraware are urged to read the proxy statement and the other relevant materials when they become available because they will contain important information about the merger, Intraware and Acresso Software Inc. Investors and security holders may obtain free copies of these documents (when they are available) and other documents filed with the Securities and Exchange Commission (the “SEC”) at the SEC’s web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by Intraware at its corporate website at www.intraware.com under Investors, by calling the investor relations department at (888) 446-8729, by emailing the investor relations department at ir@intraware.com, or by writing to Intraware, Inc., 25 Orinda Way, Suite 101, Orinda, California 94563 Attn: Investor Relations.

Intraware and its officers and directors may be deemed to be participants in the solicitation of proxies from Intraware’s stockholders with respect to the merger. A description of any interests that these officers and directors have in the merger will be available in the proxy statement. Information concerning Intraware’s directors and executive officers is set forth in Intraware’s proxy statement for its 2008 annual meeting of stockholders, which was filed with the SEC on June 20, 2008. These documents are available free of charge at the SEC’s web site at www.sec.gov or by going to Intraware’s Investors page on its corporate website at www.intraware.com.